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                                 First Amendment to
                           Storage Trust Properties, L.P.
                   Integrated 401(k) Profit Sharing Plan and Trust


             This first Amendment shall become effective as of November 1, 1996 (the Effective Date ), and is made and entered into this 31st day of October, 1996, by and between Storage Trust Properties, L.P., a Delaware limited partnership, whose only general partner is Storage Trust Realty, a Maryland Real Estate Investment Trust (hereinafter referred to as the "Employer"), and Boone County National Bank of Columbia, Missouri (the "Trustee");

             WITNESSETH:

             WHEREAS, Storage Trust Properties, L.P., has adopted the Storage Trust Properties, L.P., Integrated 401(k) Profit Sharing Plan and Trust as a Section 401(k) Profit Sharing Plan effective as of July 1, 1995; and

             WHEREAS, the Storage Trust Properties, L.P., Integrated 401(k) Profit Sharing Plan and Trust has been adopted to reward the faithful service of its employees and to encourage its employees to continue in its employ; and

             WHEREAS, Storage Trust Properties, L.P., desires that this Plan qualify under all pertinent provisions of the Employee's Retirement Income Security Act of 1974 as amended, and the 1986 Tax Reform Act, and all pertinent provisions of the Internal Revenue Code of 1986 including any substitute and successor sections; and

             WHEREAS, it is intended that all full-time employees of the following entities shall be eligible to become Participants in this Plan, to-wit: Storage Trust Properties, L.P., a Delaware limited partnership; Storage Trust Realty, a Maryland Real Estate Investment Trust; Storage Realty Management Co., a Delaware corporation; and

             WHEREAS, Storage Trust Properties, L.P., now desires to amend the terms of the Plan as more fully set out herein;

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             NOW THEREFORE, effective November 1, 1996, Storage Trust
        Properties, L.P., in accordance with the provisions of Article XV of this 401(k) Profit Sharing Plan and Trust, hereby amends the Storage Trust Properties, L.P., Integrated 401(k) Profit Sharing Plan as set out below, and in consideration of the promises and agreements herein contained, the parties hereto do mutually covenant and agree as follows:

             1. A new Section 1.72 is added to the Plan, said new Section to read as follows:

                   1.72 401(k) Participant. 401(k) Participant shall mean those Employees who, based on the Employer's work standards and practices, are expected by the Employer to perform 1,000 or more Hours of Service for the Employer during each full Fiscal Year of their employment. The Committee shall certify to the Trustee the identity of the 401(k) Participants within a reasonable time after such Employees are hired, but in no case later than 60 days after hiring.

             2. Section 4.03 of the Plan is deleted in its entirety, and the following new Section 4.03 is inserted in lieu thereof:

                   4.03          Employee's Salary Reduction Election.
                       a. Each 401(k) Participant may elect to defer a portion of his Basic Annual Compensation which would have been received in the Plan Year (except for the deferral election) by up to the maximum amount which will not cause the Plan to violate the provisions of Sections 4.14(a) and 1.47, or cause the Plan to exceed the maximum amount allowable as a deduction to the Employer under Code Section 404. A deferral election (or modification of an earlier election) may not be made with respect to Basic Annual Compensation which is currently available on or before the date the 401(k) Participant adopts this cash or deferred arrangement, or the date such arrangement first became effective.

                       b. The amount by which Basic Annual Compensation is reduced shall be that 401(k) Participant's Deferred Compensation and shall be treated as an Elective Contribution and allocated to the 401(k) Participant's Elective Contribution Account.

                       c. The balance in each 401(k) Participant's Elective Contribution Account attributable to the deferral election, shall be fully Vested at all times and shall not be subject to Forfeiture for any reason.

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                       d.   Amounts held in the 401(k) Participant's Elective
             Contribution Account attributable to the salary reduction agreement may not be distributable earlier than the following:

                            (1)  A 401(k) Participant's termination of
                  employment, Disability, or death;

                            (2) A 401(k) Participant's attainment of age 59 and one-half;

                            (3)  The termination of the Plan without the
                  establishment or existence of a "successor plan", as that term is described in Regulation 1.401(k)-1(d)(3);

                            (4) The date of disposition by the Employer to an entity that is not an Affiliated Employer of substantially all of the assets (within the meaning of Code
                  Section 409(d)(2)) used in a trade or business of the Employer if the Employer continues to maintain this Plan after the disposition, but only with respect to a 401(k) Participant who continues employment with the entity acquiring such assets;

                            (5) The date of disposition by the Employer or an Affiliated Employer who maintains the Plan of its interest in a subsidiary (within the meaning of Code
                  Section 409(d)(3)) to an entity which is not an Affiliated Employer but only with respect to a 401(k) Participant who continues employment with such subsidiary;

                            (6) The proven financial hardship of a 401(k) Participant, subject to the limitations of Section 1.37; or

                            (7)  Pursuant to the provisions of Section
                  4.03(g) or Section 5.03.

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                       e.   For each Plan Year, a 401(k) Participant's
             Deferred Compensation under this Plan shall not exceed, during any taxable year of the 401(k) Participant, the limitation imposed by Code Section 402(g), as in effect at the beginning of such taxable year. If such dollar limitation is exceeded, a 401(k) Participant will be deemed to have notified the Administrator of such excess amount which shall be distributed in a manner consistent with Section 4.03(g). The dollar limitation shall be adjusted annually pursuant to the method provided in Code Section 415(d) in accordance with Regulations.

                       f. In the event a 401(k) Participant has received a Hardship Distribution from his Elective Contribution Account pursuant to Section 12.10 or pursuant to Regulation 1.401(k)- 1(d)(2)(iv)(B) from any other plan maintained by the Employer, then such 401(k) Participant shall not be permitted to elect to have Deferred Compensation contributed to the Plan on his behalf for a period of twelve (12) months following the receipt of the distribution. Furthermore, the dollar limitation under Code
             Section 402(g) shall be reduced, with respect to the 401(k) Participant's taxable year following the taxable year in which the Hardship Distribution was made, by the amount of such 401(k) Participant's Deferred Compensation, if any, pursuant to this Plan (and any other plan maintained by the Employer) for the taxable year of the Hardship Distribution.

                       g. If a 401(k) Participant's Deferred Compensation under this Plan together with any elective deferrals (as Defined in Regulation 1.402(g)-1(b) under another qualified cash or deferred arrangement ( as defined in code Section 401(k)), a simplified employee pension (as defined in Code Section 408(k)), a salary reduction arrangement (within the meaning of Code
             Section 3121(a)(5)(D)), a deferred compensation plan under Code
             Section 457, or a trust described in Code Section 501(c)(18) cumulatively exceed the limitation imposed by Code Section 402(g) (as adjusted annually in accordance with the method provided in Code Section 415(d) pursuant to Regulations) for such 401(k) Participant's taxable year, the 401(k) Participant may, not later than March 1 following the close of the 401(k) Participant's taxable year, notify the Administrator in writing of such excess and request that his Deferred Compensation under this Plan be reduced by an amount specified by the 401(k) Participant. In such event, the Administrator may direct the Trustee to distribute such excess amount (and any income allocable to such excess amount) to the 401(k) Participant not later than the first April 15th following the close of the 401(k) Participant's taxable year. Any distribution of less than the entire amount of Excess Deferred Compensation and income shall be treated as a pro rata distribution of Excess Deferred Compensation and income. The amount distributed shall not exceed the 401(k) Participant's Deferred Compensation under the Plan for the taxable year. Any distribution on of before the last day of the 401(k) Participant's taxable year must satisfy each of the following conditions:

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                            (i) the distribution must be made after the date
                  on which the Plan received the Excess Deferred
                  Compensation;

                            (ii) the 401(k) Participant shall designate the
                  distribution as Excess Deferred Compensation; and

                            (iii) the Plan must designate the distribution as
                  a distribution of Excess Deferred Compensation.

                       h. Not withstanding Section 4.03(g) above, a 401(k) Participant's Excess Deferred Compensation shall be reduced, but not below zero, by any distribution and/or recharacterization of Excess Aggregate Contributions pursuant to Section 4.15(a) for the Plan Year beginning with or within the taxable year of the 401(k) Participant.

                       i. At Normal Retirement Date, or such other date when the 401(k) Participant shall be entitled to receive benefits, the fair market value of the 401(k) Participant's Elective Contribution account attributable to salary reduction contributions shall be used to provide additional benefits to the 401(k) Participant or his Beneficiary.

                       j.   All amounts contributed to the 401(k)
             Participant's Elective Contribution Account pursuant to Section
             4.03 may be self-directed as provided in Article VII.

                       k. The Employer and the Administrator shall implement the salary reduction elections provided for herein in accordance with the following:

                            (i)  Subject to subparagraph (ii) below, the
                  Employer, on behalf of all 401(k) Participants whose Employment Date occurs on or after the Effective Date, shall commence making elective deferrals to the Plan equal to two percent (2%) of the 401(k) Participant s Basic Annual Compensation, effective for the first pay period of the month following three full months of employment (the
                   Initial Deferral ).  All 401(k) Participants who are not
                  Participants as defined in the Plan as of the Effective Date, but who have been employed for at least three full months, may commence making elective deferrals to the Plan effective as of the earlier of the Effective Date or the first pay period of the month following three full months of employment by filing a written notice with the Administrator within a reasonable time before the applicable date.

                            (ii) A 401(k) Participant whose Employment Date occurs on or after the Effective Date may, prior to the end of the second full month of employment, elect to revoke the Initial Deferral or to make an alternative salary reduction election of more or less than two percent (2%) of Basic Annual Compensation, within the limits of this section.
                  The 401(k) Participant shall make such an election by entering into a written revocation agreement or salary reduction agreement with the Employer and filing such agreement with the Administrator. Such election shall remain in force until modified or revoked. If the 401(k) Participant fails to revoke the Initial Deferral or to make an alternative salary deferral election within such time, then such 401(k) Participant may thereafter revoke or modify the Initial Deferral in accordance with the rules governing revocations or modifications as set out below.

                            (ii) A 401(k) Participant may modify a prior
                  election during the Plan Year and concurrently make a new election by filing a written notice with the Administrator within a reasonable time before the pay period for which modification is to be effective. However, modifications to a salary deferral election shall only be permitted quarter-annually, or four times per year, during election periods established by the Administrator prior to the first day of a Plan Year and prior to the first day of the fourth, seventh and tenth months of a Plan Year. Any modification shall not have retroactive effect and shall remain in force until revoked.

                           (iii)  A 401(k) Participant may elect to
                  prospectively revoke his salary reduction agreement in its entirety at any time during the Plan Year by providing the Administrator with thirty (30) days written notice of such revocation (or upon such shorter notice period as may be acceptable to the Administrator). Such revocation shall become effective as of the beginning of the first pay period coincident with or next following the expiration of the notice period. Furthermore, the termination of the 401(k) Participant's employment, or the cessation of participation for any reason, shall be deemed to revoke any salary reduction agreement then in effect, effective immediately following the close of the pay period within which such termination or cessation occurs.

             3. Except as specifically set out herein, the Plan is hereby ratified and continued.

        IN WITNESS WHEREOF, the Employer has executed this First Amendment to Profit Sharing Plan to be effective as of the 1st day of November, 1996.


                                      Storage Trust Properties, L.P.
        ("Employer")

                                      By:  Storage Trust Realty, its General
        Partner


                                           By:____Michael G. Burnam____________
                                           Michael G. Burnam, Chief Executive
                                                Officer and Trustee

        Attest:


        _____Stephen M. Dulle___________________________
        Stephen M. Dulle, Chief Financial
             Officer

                                      Boone County National Bank ("Trustee")




                                      By:____Faye Johnson_____________________


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